Exhibit 10.15

THIRD AMENDMENT TO LOAN AGREEMENT

THIS THIRD AMENDMENT TO LOAN AGREEMENT (“Amendment”) is made effective as of October 8, 2004, between BEI TECHNOLOGIES, INC., a Delaware corporation, BEI SENSORS & SYSTEMS COMPANY, INC., a Delaware corporation (each a “Borrower” and, collectively the “Borrowers”), and UNION BANK OF CALIFORNIA, N.A. (“Bank”).

RECITALS

A. Borrowers are currently obligated to Bank pursuant to the terms and conditions of that certain Loan Agreement dated as of August 14, 2002 (as amended, supplemented, extended, restated, or renewed from time to time, “Agreement”), which obligation is further evidenced by (i) that certain Promissory Note (Base Rate) in the maximum principal amount of $25,000,000.00, dated as of December 15, 2003, executed by Borrowers to the order of Bank (“Note A) , and (ii) that certain Promissory Note Secured by Deed of Trust (Base Rate) in the original principal amount of $1,554,245.00, dated as of December 15, 2003, executed by Borrowers to the order of Bank (“Note B).

B. Borrowers and Bank mutually desire to amend the Agreement to reflect certain changes in the terms and conditions set forth therein.

NOW, THEREFORE, the parties hereto agree as follows:

1. Section 1 .1 .1 of the Agreement is deleted and replaced with the following:

“1.1.1 The Revolving Loan. Bank will loan to Borrowers an amount not to exceed Thirty Five Million and No/l00 Dollars ($35,000,000.00) outstanding in the aggregate at any one time (the “Revolving Loan”). The proceeds of the Revolving Loan shall be used for Borrowers’ general working capital and other general corporate purposes. Borrowers may borrow, repay and reborrow all or part of the Revolving Loan in accordance with the terms of the Revolving Note (defined below). All borrowings of the Revolving Loan must be made before January 16, 2007, at which time all unpaid principal and interest of the Revolving Loan shall be due and payable. The Revolving Loan shall be evidenced by Bank’s standard form of commercial promissory note (the “Revolving Note”). Bank shall enter each amount borrowed and repaid in Bank’s records and such entries shall be deemed correct absent manifest error. Omission of Bank to make any such entries shall not discharge any Borrower of its obligation to repay in full with interest all amounts borrowed.”

2. Section 1 .1 ..1(a) of the Agreement is amended by deleting “January 17, 2006” and by substituting “January 16, 2007”.

3. Section 1.1 ..1(b) of the Agreement is amended by deleting “January 17, 2006” and by substituting “January 16, 2007”.

4. The following new Section 1.1.3 is added to the Agreement immediately after Section 1.1.2:

“1.1.3 The Revolver-To-Term Loan. Bank will loan to Borrower an amount not to exceed Twelve Million Dollars ($12,000,000) outstanding in the aggregate at any one time (the “Revolver-To-Term Loan”) to finance the acquisition of Newall Measurement Systems Limited. Borrower may borrow, repay and reborrow all or part of the Revolver-

To-Term Loan in accordance with the terms of the Revolver-To-Term Note. All borrowings of the Revolver-To-Term Loan must be made before October 14, 2006, at which time, so long as no Event of Default has occurred and is continuing, all unpaid principal under the Revolver-To-Term Loan shall be converted to a fully amortizing loan. The Revolver-To-Term Loan shall be evidenced by Bank’s standard form of commercial promissory note (the “Revolver-To-Term Note”). Bank shall enter each amount borrowed and repaid in Bank’s records and such entries shall be deemed correct. Omission of Bank to make any such entries shall not discharge Borrower of its obligation to repay in full with interest all amounts borrowed.”

GENERAL AMENDMENT PROVISIONS

I. Except as specifically provided herein, all terms and conditions of the Agreement remain in full force and effect, without waiver or modification. All terms defined in the Agreement shall have the same meaning when used in this Amendment, and this Amendment and the Agreement shall be read together as one document. Where any provisions of the Agreement amended by this Amendment appear in a promissory note tied to the Agreement, the same provisions in said promissory note shall be deemed likewise amended.

II. Borrowers understand that this Amendment shall not be effective and Bank shall have no obligation to amend the Loan Documents, unless and until each of the following conditions precedent has been satisfied not later than November 15, 2004, or waived or deferred by Bank (in Bank’s sole discretion):

(a) Borrowers shall have executed and delivered to Bank this Amendment.

(b) Borrowers shall have executed and delivered to Bank a promissory note, in form and substance satisfactory to Bank in the maximum principal amount of Thirty Five Million Dollars ($35,000,000), dated as of the date of this Amendment (“Replacement Note”), which Replacement Note shall supersede and replace Note A in its entirety, and which Replacement Note shall evidence all amounts outstanding under Note A, and such outstanding amounts to be repaid as provided in the Replacement Note.

(c) Borrowers shall have executed and delivered to Bank a promissory note, in form and substance satisfactory to Bank in the maximum principal amount of Twelve Million Dollars ($12,000,000), dated as of the date of this Amendment (“Revolver-To-Term Note”).

III. Borrowers hereby confirm all representations and warranties contained in the Agreement and reaffirm all covenants set forth therein. Further, Borrowers certify that, as of the date of this Amendment, there exists no Event of Default as defined in the Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to become effective as of the date and year first written above.

BORROWERS		BANK

BEI TECHNOLOGIES, INC.		UNION BANK OF CALIFORNIA, N.A.

By:	/s/ Charles Crocker	By:	/s/ Ryan Bradley

	Charles Crocker Chairman of the Board/CEO		Ryan Bradley Vice President

By:	/s/ Robert R. Corr

Robert R. Corr Secretary/Treasurer

BEI SENSORS & SYSTEMS COMPANY, INC.

By:	/s/ Charles Crocker

Charles Crocker Chairman of the Board

By:	/s/ Robert R. Corr

Robert R. Corr Secretary/Treasurer